Exhibit (j)


                       CONSENT OF INDEPENDENT ACCOUNTANTS
                       ----------------------------------



We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 91 to the registration statement on Form N-1A ("Registration Statement") of our report dated March 24, 2003 to the financial statements and financial highlights which appear in the January 31, 2003 Annual Report to Shareholders of Scudder High Income Opportunity Fund and Scudder Income Fund (constituting part of the Scudder Portfolio Trust), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Independent Accountants and Reports to Shareholders" and "Financial Highlights" in such Registration Statement.




/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Boston, Massachusetts
April 25, 2003